Exhibit 5.1

March 8, 2024

INNOVATE Corp.

292 Madison Ave., 12th Floor

New York, NY 10017

Re: INNOVATE Corp. – Rights and Common Stock to be Issued in Connection with Rights Offering

Ladies and Gentlemen:

We have acted as special counsel to INNOVATE, Corp., a Delaware corporation (the “Company” or “Our Client”) in connection with the issuance by the Company to the holders of its common stock, par value $0.001 (“Common Stock”), Series A-3 Convertible Participating Preferred Stock, par value $0.001 per share, Series A-4 Convertible Participating Preferred Stock, par value $0.001 per share, and to holders of the 7.5% Convertible Senior Notes due 2026 pursuant to that certain Indenture, dated as of February 1, 2021 between HC2 Holdings, Inc., (n/k/a INNOVATE Corp.) and U.S. Bank National Association, as Trustee (collectively, the “Holders”), of transferable rights (the “Rights”) entitling the Holders of such Rights to subscribe for and purchase, upon exercise of the Rights, up to an aggregate of 27,142,857 shares of Common Stock (the “Shares”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)

the registration statement on Form S-3 (File No. 333-274760) of the Company relating to equity securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on September 29, 2023 under the Securities Act of 1933 (the “Securities Act”), allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations, and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on October 6, 2023 (such registration statement including the Incorporated Documents (as defined below) being hereinafter referred to as the “Registration Statement”);

(b)	the prospectus, dated October 6, 2023 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

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INNOVATE Corp.

Re: Rights and Common Stock to be Issued in Connection with Rights Offering

(c)

the prospectus supplement, dated March 8, 2024 (together with the Base Prospectus and the Incorporated Documents, the “Prospectus Supplement”), relating to the offering of the Rights, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)

a copy of the Company’s Second Amended and Restated Certificate of Incorporation, as amended and in effect as of the date hereof, certified by the Secretary of State of the State of Delaware as of March 7, 2024;

(e)	a copy of the Company’s Fourth Amended and Restated By-laws, as amended and in effect as of the date hereof;

(f)	copies of certain resolutions of the Board of Directors of the Company, adopted on February 20, 2024 and March 5, 2024, respectively, certified to us by the Company;

(g)	a copy of a certificate, dated March 4, 2024, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware; and

(h)	a form of Rights certificate representing the Rights.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials

OPINING JURISDICTION

We are members of the Bar of the State of New York and the opinions set forth herein are limited to the laws of the State of New York, the federal laws of the United States, and the General Corporation Law of the State of Delaware (“DGCL”). Insofar as the opinions set forth herein relate to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect the opinions set forth herein. Our opinions with respect to the DGCL are based solely upon review of the statutory language thereof as in effect on the date hereof and not on any legislative history or judicial decisions or any rules, regulations, guidelines, releases or interpretations thereof. The opinions set forth herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

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INNOVATE Corp.

Re: Rights and Common Stock to be Issued in Connection with Rights Offering

OPINION

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Rights have been duly authorized by all requisite corporate action on the part of the Company under the DGCL.

2. The Shares issuable upon exercise of the Rights have been duly authorized by all requisite corporate action on the part of the Company under the DGCL, and, when issued upon exercise of the Rights in accordance with the terms of the Prospectus Supplement, and delivered upon payment in full of the consideration payable therefor by the Holders, the Shares will be validly issued, fully paid and non-assessable.

USE

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Current Report on Form 8-K dated March 8, 2024. We also hereby consent to the reference to our name under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. The opinions expressed in this letter are rendered as of the date hereof and we express no opinion as to circumstances or events that may occur subsequent to such date. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

WOODS OVIATT GILMAN LLP

/s/ Woods Oviatt Gilman LLP

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